EXHIBIT 5.29
CONSENT OF EXPERT

Reference is made to the feasibility study entitled "Feasibility Study and Technical Report Update on the Brucejack Project, Stewart, BC" with an effective date of June 19, 2014 (the "Report").

In connection with the filing of Pretium Resources Inc.’s short form base shelf prospectus dated July 16, 2014, all supplements thereto and all documents incorporated by reference therein (collectively, the "Prospectus"), and the registration statement on Form F-10 dated July 16, 2014 and any amendments thereto, including any post-effective amendments (collectively, the "Registration Statement"), I, Ken McNaughton, consent to the use of my name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the preparation of the Report.

Yours truly,

/s/ Ken NcNaughton

Ken NcNaughton